Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 27th day of December, 2009, by and among JOHN A. FEATHERMAN, III (“Executive”) and FIRST NATIONAL BANK OF CHESTER COUNTY, a national banking association having its principal office in West Chester, Pennsylvania (“FNB”), TOWER BANCORP, INC., a Pennsylvania corporation having its principal office in Harrisburg, Pennsylvania (“Tower”), and FIRST CHESTER COUNTY CORPORATION, a Pennsylvania corporation having its principal office in West Chester, Pennsylvania (“First Chester”).

WITNESSETH THAT:

WHEREAS, FNB is a wholly-owned subsidiary of First Chester;

WHEREAS, the Executive, First Chester and FNB are parties to that certain Executive Employment Agreement dated as of June 27, 2008, as amended on December 23, 2008 (as amended, the “2008 Agreement”), pursuant to which the Executive serves as Chairman and Chief Executive Officer of First Chester and FNB, and pursuant to which the Executive is entitled to certain benefits and compensation following a termination of employment subsequent to a change of control of FNB or First Chester;

WHEREAS, Tower and First Chester are parties to that certain Agreement and Plan of Merger dated as of December 27, 2009 (the “Merger Agreement”) pursuant to which First Chester will merge with and into Tower, with Tower as the surviving corporation (the “Merger”);

WHEREAS, the Merger will constitute a change of control of First Chester under the 2008 Agreement;

WHEREAS, the Executive, First Chester, FNB and Tower desire to terminate the 2008 Agreement upon the effective date of the Merger and employ the Executive as Chairman and Chief Executive Officer of FNB and as Vice Chairman of Tower following the completion of the Merger, all in consideration for and upon the terms and conditions set forth in this Agreement; and

WHEREAS, this Agreement is intended to supersede and replace in its entirety the 2008 Agreement upon the effective date of the Merger.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

1. Employment Responsibilities and Duties.

(a) Tower and FNB hereby agree to employ Executive and Executive hereby agrees to serve as Chairman and Chief Executive Officer of FNB and as Vice Chairman of Tower. The Executive shall report directly to the President and Chief Executive Officer of Tower.

(b) Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder and to the retention of the customer relationships to which First Chester or any of its subsidiaries has been a party prior to the date of this Agreement and the expansion of the customer relationships of FNB subsequent to the date of this Agreement. During the Employment Period, Executive shall not, without the prior written consent of the Board of Directors of Tower, render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than FNB or its affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties or violate the provisions of Section 7 hereof, (i) render services to charitable organizations, (ii) manage his personal investments, and (iii) with the prior written permission of the Board of Directors of Tower, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this Section 1.

2. Term of Employment.

(a) Employment Period. The term of Executive’s employment under this Agreement shall be the period commencing on the Effective Date of the Merger as defined in the Merger Agreement (hereinafter, the “Commencement Date”), and continuing for a three (3) year period (the “Employment Period”); provided, however, that the Employment Period shall be automatically renewed one year later on the first anniversary date of the Commencement Date (the “Renewal Date”) for a period ending three (3) years from the Renewal Date unless either party shall give written notice of non-renewal to the other party at least ninety (90) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period. If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent year (the “Annual Renewal Date”,) for a period ending three (3) years from each Annual Renewal Date, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the Annual Renewal Date, in which case this Agreement will continue in effect for a term ending two (2) years from the Annual Renewal Date immediately following such notice.

(b) Termination for Cause. Notwithstanding the provisions of Section 2(a) of this Agreement, this Agreement may be terminated by Tower or FNB for Cause (as defined herein) upon written notice from the Board of Directors of Tower to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i) Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of thirty (30) consecutive days or more;

(ii) Executive’s willful continuing failure to follow the lawful instructions of the Board of Directors of Tower or FNB (which instructions must be consistent with the terms of this Agreement), other than a failure resulting from Executive’s incapacity because of physical or mental illness, continuing for a period of at least thirty (30) days after the Executive’s receipt of written notice of such failure and Executive’s failure to cure or correct such conduct within such thirty (30) day period, as determined by the Board of Directors of Tower or FNB in its sole and absolute discretion; provided, however, that Tower or FNB may immediately terminate this Agreement for Cause in the event that the Board of Directors of either Tower or FNB determines, in its sole and absolute discretion, that Executive’s conduct has caused significant or irreparable harm to Tower or FNB; or

(iii) A government regulatory agency recommends or orders in writing that Tower or FNB terminate the employment of Executive with Tower or FNB or relieve him of his duties as such relate to Tower or FNB.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that:

(i) FNB shall pay to Executive the unpaid portion, if any, of his Annual Base Salary through the date of termination; and

(ii) FNB shall provide to Executive such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of Tower and FNB then in effect.

(c) Termination for Good Reason or No Reason. Notwithstanding the provisions of Section 2(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s termination of employment for Good Reason. The term “Good Reason” shall mean (i) a reduction in salary or material reduction in benefits, including any incentive compensation plan, except in cases of a national financial depression or emergency when such reduction has been implemented generally by the Board of Directors of Tower for Tower’s senior management, (ii) a reassignment which assigns full-time employment duties to Executive at a location more than twenty-five (25) miles from FNB’s principal executive office on the date of this Agreement, or (iii) any other material breach or default by Tower or FNB under any term or provision of this Agreement, including any reduction, in any material respect and without Executive’s consent, of the authority, duties or other terms and conditions of Executive’s employment hereunder, in all cases after notice from the Executive to Tower at any time within thirty (30) days after the initial existence of any such condition set forth in Section 2(c)(i)-(iii) above. In addition, the Executive shall have the right to terminate this Agreement upon thirty (30) days notice to Tower for any reason not set forth in Section 2(c)(i)-(iii) above; however, such resignation shall not constitute termination for “Good Reason.”

(d) Death. Notwithstanding the provisions of Section 2(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) FNB shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of his Annual Base Salary through date of death and (ii) FNB shall provide to Executive’s dependents any benefits due under FNB’s employee benefit plans.

(e) Disability. Executive, Tower and FNB agree that if Executive becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, then FNB’s obligation to pay Executive his Annual Base Salary shall be reduced by the amount of the disability or worker’s compensation benefits received by Executive.

Executive, Tower and FNB agree that if, in the judgment of Tower’s Board of Directors, the Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, Tower and FNB will suffer an undue hardship in continuing the Executive’s employment as set forth in this agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive’s rights under this Agreement shall cease, with the exception of those rights which Executive may have under FNB’s benefit plans.

3. Employment Period Compensation, Benefits and Expenses.

(a) Annual Base Salary. For services performed by Executive under this Agreement, FNB shall pay Executive an Annual Base Salary during the Employment Period at the rate of Three Hundred Sixty-four Thousand One Hundred Nine Dollars ($364,109) per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of FNB. The Annual Base Salary shall be reviewed annually by the Board of Directors of FNB and the Board may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 3(a) to reflect the increased amounts, effective as of the date established for such increases by the Board. In reviewing adjustments to Annual Base Salary, the Board of Directors shall consider relevant market data regarding executive salaries at peer financial institutions and the performance of Tower and FNB under the Executive’s leadership.

(b) Bonus. Executive shall be entitled to receive annual performance bonuses in accordance with any incentive bonus programs as in effect from time to time during the Employment Period under such terms as may be applicable to officers of Executive’s rank employed by Tower or its affiliates. The payment of any such bonuses will not reduce or otherwise affect any other obligation of FNB to the Executive provided for in this Agreement.

(c) Paid Time Off. During the term of this Agreement, Executive shall be entitled to paid time off in accordance with the policies of Tower as in effect from time to time as may be applicable to officers of

Executive’s rank employed by Tower or its affiliates; provided that Executive shall be entitled to no less than six (6) weeks under Tower’s paid time off program.

(d) Automobile. During the term of this Agreement, FNB shall provide the Executive with exclusive use of an automobile mutually agreed upon by Executive and Tower. FNB shall be responsible and shall pay for all costs associated with the operation and maintenance of such automobile, including, without limitation, insurance coverage, repairs, maintenance and other operating and incidental expenses, including registration, fuel or oil.

(e) Country Club Membership Fees. FNB shall pay for Executive’s membership dues, capital fund assessments and similar items necessary or appropriate to maintain a membership at a country club within FNB’s market area as mutually agreed upon by Tower and Executive.

(f) Stock Based Incentives. During the term of this Agreement, Executive shall be entitled to such stock based incentives as may be granted from time to time by Tower’s Board of Directors under the Tower’s stock based incentive plans and as are consistent with the Executive’s responsibilities and performance.

(g) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at FNB, subject to the terms of said plan, until such time that the Board of Directors authorizes a change in such benefits.

(h) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of FNB for its executive officers.

4. Termination of Employment Following Change of Control of Tower.

(a) If a Change of Control of Tower (as defined in Section 5(b) of this Agreement) shall occur at any time during the Employment Period and if Tower shall for any reason terminate Executive’s employment during the Employment Period, other than for “Cause”, within two (2) years following the Change of Control or if Executive terminates his employment for “Good Reason” as defined in Section 2(c) by delivering a notice in writing (the “Notice of Termination”) to Tower within thirty (30) days following the Change of Control, which termination shall be effective immediately upon delivery of such Notice of Termination, then Executive shall be entitled to the payments and benefits set forth in Section 5 below.

(b) As used in this Agreement, “Change of Control” of Tower shall mean the occurrence of a “change in the ownership or effective control” of Tower as determined under the terms of Treasury Regulations, Section 1.409A-3(i)(5), as in effect from time to time.

5. Rights in Event of Change in Control of Tower.

(a) In the event that Executive is entitled to payment pursuant to Section 4(a) above as a result of a termination following a Change of Control or termination for “Good Reason,” Executive shall be entitled to receive the compensation and benefits set forth below:

(i) Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to 2.99 times the sum of (1) the highest Annual Base Salary as defined in Section 3(a) during the immediately preceding three calendar years and (2) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination; provided, however, that in calculating the foregoing payment, the $295,888.00 in cash payments made to Executive in 2009 pursuant to the First Chester and/or FNB 2009 Annual Incentive Plan and 2009 Long Term Executive Incentive Plan shall be excluded.

(ii) In addition, for a period of thirty-six (36) months from the date of termination of employment, Executive shall be permitted to continue participation in and Tower shall maintain the same level of contribution for Executive’s participation in Tower’s life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment, or, if Tower is not permitted by the insurance carriers to provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).

(b) Should the total of all amounts or benefits payable under this Agreement, together with any other payments which Executive has a right to receive under this Agreement or otherwise from Tower, FNB, any affiliates or subsidiaries of Tower or FNB, or any successors of any of the foregoing, result in the imposition of an excise tax under Internal Revenue Code Section 4999 (or any successor thereto), Executive shall be entitled to an additional “excise tax” adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Internal Revenue Code 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment “made to Executive” or a payment “which Executive has a right to receive” for purposes of this provision. Tower or FNB (or their successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by Tower’s independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax prior to the time such excise tax is due. If at any time it is determined that the additional “excise tax” adjustment payment previously made to Executive was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All such amounts required to be paid hereunder shall be paid at the time any withholdings may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by Tower’s independent accountants; provided however, that any payments to be made under this Section 5(b) shall in all events be made no later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits such excise tax payments. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Internal Revenue Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

6. Rights in Event of Termination of Employment Absent Change in Control of Tower. If Executive’s employment is involuntarily terminated by Tower or FNB without Cause, or Executive’s employment is terminated by Executive for Good Reason pursuant to Section 2(c) and a Change in Control of Tower has not occurred, then Tower shall pay (or cause to be paid) to Executive, within twenty (20) days following termination, a lump sum cash payment equal to the remainder of amounts that would otherwise be payable to Executive through the then remaining term of this Agreement paid as if the remaining unexpired term (or remaining Employment Period) was three (3) years. The amount shall be subject to federal, state and local tax withholdings. In addition, Executive shall be permitted to continue participation in, and Tower shall maintain the same level of contribution for, Executive’s participation in Tower’s life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment through the then remaining term of the Agreement as if the remaining unexpired term (or remaining Employment Period) was three (3) years or, if Tower cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). In addition, if permitted pursuant to the terms of the plan, Executive shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement computed as if the remaining unexpired term (or remaining Employment Period) was three (3) years. In addition, if the Executive’s employment is terminated by Executive absent a Change in Control and absent Good Reason, then Executive shall be entitled to the payments and benefits provided for under this Section 6 as if the Executive had resigned for Good Reason but with all relevant time periods being computed with reference to the actual remaining unexpired term (or remaining Employment Period) rather than the fixed three (3) year period provided herein.

7. Covenant Not to Compete.

(a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Tower and FNB and accordingly agrees that, during and for the applicable period set forth in Section 7(c) hereof, Executive shall not:

(i) enter into or be engaged (other than by Tower, FNB or any of their subsidiaries), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Tower, FNB or any of their subsidiaries are engaged during the term of Executive’s employment, in Chester County, Pennsylvania;

(ii) solicit, directly or indirectly, current or former customers of Tower, FNB or any of their subsidiaries to divert their business from Tower, FNB or any of their subsidiaries; or

(iii) solicit, directly or indirectly, any person who is employed by Tower, FNB or any of their subsidiaries to leave the employ of Tower, FNB or any of their subsidiaries.

(b) It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 7(a) hereof reasonable for the purpose of preserving for Tower, FNB and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 7(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 7(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) The provisions of this Section 7 shall be applicable commencing on the date of this Agreement and continuing for twelve (12) months after the effective date of the termination of Executive’s employment; provided, however, that the provisions of this Section 7 shall be null and void in the event that Executive terminates this Agreement for “Good Reason” or Executive’s employment is involuntarily terminated by Tower or FNB without “Cause” or following a Change of Control. Notwithstanding the above provisions, if the Executive violates the provisions of this Section 7 and Tower or FNB must seek enforcement of the provisions of Section 7 and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the covenant not to compete will remain in effect for one full year following the date of the settlement agreement or court order.

(d) Executive hereby agrees that the provisions of this Section 7 are fully assignable by Tower and FNB to any successor. Executive also acknowledges that the terms and conditions of this Section 7 will not be affected by the circumstances surrounding his termination of employment.

(e) The Executive acknowledges and agrees that any breach of the restrictions set forth in this Section 7 will result in irreparable injury to Tower and FNB for which it shall have no meaningful remedy at law, and Tower and FNB shall be entitled to injunctive relief in order to enforce provisions hereof. Upon obtaining any such final and nonappealable injunction, Tower and FNB shall be entitled to pursue reimbursement from the Executive and/or the Executive’s employer of attorney’s fees and costs reasonably incurred in obtaining such final and nonappealable injunction. In addition, Tower and FNB shall be entitled to pursue reimbursement from the Executive and/or the Executive’s employer of costs reasonably incurred in securing a qualified replacement for any employee enticed away from Tower and FNB by Executive. Further, Tower and FNB shall be entitled to set off against or obtain reimbursement from Executive of any payments owed or made to the Executive hereunder.

8. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	John A. Featherman, III
P.O. Box 3087
West Chester, PA 19381
If to Tower or FNB:	Tower Bancorp, Inc.
112 Market Street
Harrisburg, PA 17101
Attn: Carl D. Lundblad, General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Successors and Parties in Interest.

(a) This Agreement shall be binding upon and shall inure to the benefit of FNB and Tower and their successors and assigns, including, without limitation, any corporation which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of FNB or Tower. Without limitation of the foregoing, FNB and Tower shall require any such successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by FNB and Tower. Failure to obtain such assumption and agreement shall serve as Good Reason for termination under Section 2(c).

(b) This Agreement is binding upon and shall insure to the benefit of Executive, his heirs and personal representatives.

10. Mitigation and Setoff.

(a) Executive shall not be required to mitigate the amount of any payment or benefit provided for in Sections 5 or 6 above by seeking employment or otherwise, and FNB and Tower shall not be entitled to setoff against the amount of any payment or benefit provided for in Sections 5 or 6 above by any amounts earned by Executive in other employment.

(b) FNB and Tower hereby waive any and all rights to setoff in respect to any claim, debt, obligation or other liability of any kind whatsoever, against any payment or benefit provided for in Sections 5 or 6 above.

11. Severability. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

12. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing.

13. Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce the Executive’s rights hereunder following a Change of Control of Tower, the Executive shall be entitled to recover all such attorney’s fees, costs and disbursements reasonably incurred by him in connection with any such suit brought by him.

14. Payment of Money Due Deceased Executive. In the event of Executive’s death, any monies or benefits that may be due him from Tower or FNB under this Agreement as of the date of death or thereafter shall be paid to the person designated by him in writing for this purpose, or, in the absence of any such designation, to his estate.

15. Limitation of Damages for Breach of Agreement. In the event of a breach of this Agreement by either Tower, FNB or Executive, each hereby waives to the fullest extent permitted by law the right to assert any claim against the others for punitive or exemplary damages.

16. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. In the event that any party shall institute any suit or other legal proceeding, whether at law or in equity, arising from or relating to this Agreement, the courts of the Commonwealth of Pennsylvania shall have exclusive jurisdiction.

17. Entire Agreement. This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties with respect to employment of Executive and/or payments after a Change of Control, including but not limited to the 2008 Agreement, by and among Executive, First Chester and FNB, and this Agreement contains all of the covenants and agreements between the parties with respect to same.

19. Rights under Other Plans. This Agreement is not intended to reduce, restrict or eliminate any benefit to which Executive may otherwise be entitled at the time of his discharge or resignation under any employee benefit plan of Tower or FNB then in effect.

20. Independent Representation. The provisions of this Agreement and their legal effect have been fully explained to the parties by their respective, independent counsel. Each party acknowledges that he/it has received independent legal advice and that each fully understands the facts and has been fully informed as to his/its legal rights and obligations. Each party accepts this Agreement as fair and equitable, and that it is being entered into freely and voluntarily, after having received such advice and with such knowledge.

21. Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of Tower and FNB or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of Tower and FNB or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the executive of his duties as an executive of Tower and FNB, any material confidential information obtained by him while in the employ Tower and FNB with respect to any of Tower and FNB’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Tower and FNB; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Tower and FNB or any information that much be disclosed as required by law.

22. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of Tower. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

23. Assignment and Counterparts. This Agreement shall not be assignable by any party, except by FNB and Tower to any successor in interest to its business. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

24. Arbitration. Tower, FNB and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted to resolution, in Harrisburg, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules’). Tower, FNB or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Tower, FNB and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of act, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Tower, FNB and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

25. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

26. 409A Safe Harbor. The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or guidance promulgated thereunder (“Section 409A”) or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Accordingly, notwithstanding anything in this Agreement to the contrary, in no event shall Tower or FNB be obligated to commence payment or distribution to the Executive of any amount that constitutes deferred compensation within the meaning of Section 409A earlier than the earliest permissible date under Section 409A that such amount could be paid without any accelerated or additional taxes or interest being imposed under Section 409A. Tower, FNB and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A and to cause any and all amount due under this Agreement, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A.

27. Specified Employee Status. Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Section 409A, payments to such Specified Employee under Sections 5 or 6, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination. For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Section 409A) shall be December 31.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	TOWER BANCORP, INC.

/s/ Carl D. Lundblad	By:	/s/ Andrew S. Samuel
Secretary		Chief Executive Officer

ATTEST:	FIRST NATIONAL BANK OF CHESTER COUNTY

/s/ Sheryl Vittitoe	By:	/s/ James M. Deitch
Chief Financial Officer		Chief Operating Officer

WITNESS:	EXECUTIVE

/s/ Sheryl Vittitoe	/s/ John A. Featherman

ATTEST:	FIRST CHESTER COUNTY CORPORATION

/s/ Sheryl Vittitoe	By:	/s/ James M. Deitch
Chief Financial Officer		Chief Operating Officer

AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AMENDMENT dated as of September 1, 2010 (this “Amendment”) is by and among the parties hereto and amends that certain Employment Agreement dated as of December 27, 2009 (the “Employment Agreement”) by and among JOHN A. FEATHERMAN, III (“Executive”), and FIRST NATIONAL BANK OF CHESTER COUNTY, a national banking association having its principal office in West Chester, Pennsylvania (“FNB”), TOWER BANCORP, INC., a Pennsylvania corporation having its principal office in Harrisburg, Pennsylvania (“Tower”), and FIRST CHESTER COUNTY CORPORATION, a Pennsylvania corporation having its principal office in West Chester, Pennsylvania (“First Chester”).

1. Capitalized terms used and not defined herein shall be as defined in the Employment Agreement.

2. By execution of this Amendment, Graystone Tower Bank, a wholly owned subsidiary of Tower which will be the successor by merger of FNB upon consummation of the merger of FNB with and into Graystone Tower Bank, joins in and agrees to be bound by the Employment Agreement as amended by this Amendment.

3. Section 1(a) of the Employment Agreement is hereby amended to read as follows:

(a) Tower and Graystone Tower Bank hereby agree to employ Executive and Executive hereby agrees to serve as Chairman and Chief Executive Officer of the division of Graystone Tower Bank operating the former FNB branch offices and banking operations located in Chester, Delaware and Montgomery Counties (the “FNB Market Areas”) and such additional branch offices and/or banking operations which may be acquired and/or opened in the FNB Market Areas or other contiguous markets (the “Division”) and as a vice chairman of Tower. Executive shall report directly to the Chief Executive Officer of Tower. Executive’s ceasing to be Chairman and Chief Executive Officer of the Division as a result of the elimination of the Division after the 24-month period during which Graystone Tower Bank is required to maintain the Division pursuant to Section 6.14(b) of the Merger Agreement as amended shall not constitute grounds for Executive to terminate his employment for Good Reason.

4. The Employment Agreement and this Amendment shall become effective upon the effective date of the Merger.

5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Amendment.

[signatures follow on next page]

1

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Amendment as of the date first above written.

ATTEST:	TOWER BANCORP, INC.

/s/ Carl D. Lundblad	By:	/s/ Andrew S. Samuel
Secretary		Chairman & CEO

ATTEST:	GRAYSTONE TOWER BANK

/s/ Carl D. Lundblad	By:	/s/ Andrew S. Samuel
Secretary		Chairman & CEO

ATTEST:	FIRST NATIONAL BANK OF CHESTER COUNTY

/s/ J. Carol Hanson	By:	/s/ John B. Waldron

WITNESS:	EXECUTIVE

/s/ Julia M. Ohrwaschel	/s/ John A. Featherman III

ATTEST:	FIRST CHESTER COUNTY CORPORATION

/s/ J. Carol Hanson	By:	/s/ John B. Waldron

2